                                                                     Exhibit 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           NOVEON INTERNATIONAL, INC.,

                            THE LUBRIZOL CORPORATION

                                       AND

                        LUBRIZOL ACQUISITION CORPORATION

                                 APRIL 15, 2004

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                                TABLE OF CONTENTS
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ARTICLE I.          DEFINITIONS...................................................................................1
         Section 1.1       Definitions............................................................................1
         Section 1.2       Terms Generally........................................................................7

ARTICLE II.         THE MERGER....................................................................................8
         Section 2.1       The Merger.............................................................................8
         Section 2.2       Conversion of Securities...............................................................8
         Section 2.3       Payment of Cash for Merger Shares......................................................9
         Section 2.4       Treatment of Options..................................................................11
         Section 2.5       Dissenting Company Stock..............................................................11

ARTICLE III.        THE SURVIVING CORPORATION....................................................................12
         Section 3.1       Articles of Incorporation.............................................................12
         Section 3.2       Bylaws................................................................................12
         Section 3.3       Directors and Officers................................................................12

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................12
         Section 4.1       Corporate Existence and Power.........................................................12
         Section 4.2       Corporate Authorization...............................................................13
         Section 4.3       Governmental Authorization............................................................14
         Section 4.4       Non-Contravention.....................................................................14
         Section 4.5       Capitalization........................................................................14
         Section 4.6       Company Subsidiaries..................................................................15
         Section 4.7       Reports and Financial Statements......................................................15
         Section 4.8       Absence of Certain Changes or Events..................................................16
         Section 4.9       Litigation............................................................................18
         Section 4.10      Taxes.................................................................................18
         Section 4.11      ERISA.................................................................................20
         Section 4.12      Labor Matters.........................................................................22
         Section 4.13      Compliance with Laws..................................................................22
         Section 4.14      Finders' Fees.........................................................................23
         Section 4.15      Environmental Matters.................................................................23
         Section 4.16      Insurance.............................................................................24
         Section 4.17      Contracts.............................................................................24
         Section 4.18      Legal Matters.........................................................................26
         Section 4.19      Intellectual Property.................................................................26
         Section 4.20      Related Party Transactions............................................................27
         Section 4.21      Real Property.........................................................................28
         Section 4.22      No Other Information..................................................................28

ARTICLE V.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................................29
         Section 5.1       Corporate Existence and Power.........................................................29
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         Section 5.2       Corporate Authorization...............................................................29
         Section 5.3       Governmental Authorization............................................................29
         Section 5.4       Non-Contravention.....................................................................30
         Section 5.5       Finders' Fees.........................................................................30
         Section 5.6       Adequate Funds........................................................................30

ARTICLE VI.         COVENANTS OF THE COMPANY.....................................................................30
         Section 6.1       Conduct of the Company and Subsidiaries...............................................30
         Section 6.2       Other Actions by the Company..........................................................32
         Section 6.3       Access to Information; Right of Inspection............................................32
         Section 6.4       Other Potential Acquirers.............................................................33
         Section 6.5       Resignation of Directors..............................................................34
         Section 6.6       ISRA Filings..........................................................................34
         Section 6.7       FIRPTA Certificate....................................................................34

ARTICLE VII.        COVENANTS OF PARENT AND MERGER SUB...........................................................34
         Section 7.1       Director and Officer Liability........................................................34

ARTICLE VIII.       COVENANTS OF THE PARTIES.....................................................................35
         Section 8.1       Reasonable Best Efforts...............................................................35
         Section 8.2       Certain Filings.......................................................................36
         Section 8.3       Public Announcements..................................................................37
         Section 8.4       Further Assurances....................................................................37
         Section 8.5       Notices of Certain Events.............................................................37
         Section 8.6       Disposition of Litigation.............................................................38
         Section 8.7       Employee Matters......................................................................38
         Section 8.8       Confidentiality Agreement.............................................................39

ARTICLE IX.         CONDITIONS TO THE MERGER.....................................................................39
         Section 9.1       Conditions to the Obligations of Each Party...........................................39
         Section 9.2       Conditions to the Obligations of Parent and Merger Sub................................40
         Section 9.3       Conditions to the Obligations of the Company..........................................40

ARTICLE X.          TERMINATION..................................................................................41
         Section 10.1      Termination...........................................................................41
         Section 10.2      Effect of Termination.................................................................42

ARTICLE XI.         MISCELLANEOUS................................................................................42
         Section 11.1      Notices...............................................................................42
         Section 11.2      Survival of Representations and Warranties............................................43
         Section 11.3      Amendments No Waivers.................................................................43
         Section 11.4      Expenses..............................................................................43
         Section 11.5      Transfer Taxes........................................................................43
         Section 11.6      Successors and Assigns................................................................44
         Section 11.7      Governing Law.........................................................................44
         Section 11.8      Counterparts; Effectiveness; Third Party Beneficiaries................................44
         Section 11.9      Severability..........................................................................44
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         Section 11.10     Specific Performance..................................................................44
         Section 11.11     Entire Agreement......................................................................44
         Section 11.12     Jurisdiction; Waiver of Jury Trial....................................................44
         Section 11.13     Authorship............................................................................45
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                                     -iii-

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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of this 15th day of April, 2004 by and among Noveon International, Inc., a Delaware corporation (the "COMPANY"), The Lubrizol Corporation, an Ohio corporation ("PARENT"), and Lubrizol Acquisition Corporation, a Delaware corporation and direct or indirect subsidiary of Parent ("MERGER SUB").

                                    RECITALS
                                    --------

         A. The parties intend that Merger Sub be merged with and into the Company (the "MERGER"), with the Company surviving the Merger as a direct or indirect subsidiary of Parent (the "SURVIVING CORPORATION").

         B. The Board of Directors of the Company has unanimously determined that the Merger and this Agreement are fair to and in the best interests of the Company.

         C. The Board of Directors of the Company also has unanimously (i) approved this Agreement and declared its advisability and (ii) resolved to recommend that the Company shareholders adopt this Agreement.

         D. The shareholders of the Company, by the vote or written consent of the holders of at least a majority of the outstanding Common Shares of the Company, have adopted this Agreement and approved and authorized the Merger.

         E. The Board of Directors of Merger Sub has approved this Agreement and declared its advisability. Parent, as the sole shareholder of Merger Sub, has adopted this Agreement and has approved the Merger and the transactions contemplated hereby.

         F. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

         Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

         "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATED ENTITY" of a Person means any joint venture, corporation or other entity, including a Subsidiary, of which securities or other ownership interests representing 10% or more of the total outstanding securities or other ownership interests, or having 10% or more of the ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

         "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2003 (and the notes thereto) set forth in the Company S-1.

         "BALANCE SHEET DATE" means December 31, 2003.

         "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act.

         "CLOSING" has the meaning set forth in Section 2.1(d).

         "CLOSING DATE" has the meaning set forth in Section 2.1(d).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON SHARES" means the shares of Common Stock.

         "COMMON STOCK" means the common stock of the Company, par value $0.01 per share.

         "COMPANY" has the meaning set forth in the Preamble.

         "COMPANY EMPLOYEES" has the meaning set forth in Section 8.7(a).

         "COMPANY OPTIONS" means outstanding options to acquire Common Shares, whether vested or unvested.

         "COMPANY SEC REPORTS" has the meaning set forth in Section 4.7(a).

         "COMPANY SECURITIES" has the meaning set forth in Section 4.5(b).

         "COMPANY S-1" means Amendment No. 1 to the registration statement of the Company on Form S1/A as filed with the SEC (Commission File No. 333-112991).

         "CONFIDENTIALITY AGREEMENT" means, the Confidentiality Agreement dated March 24, 2004, between the Company and Parent.

         "CONTRACTS" has the meaning set forth in Section 4.17(b).

         "CURRENT COMPANY SEC REPORTS" means Noveon, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company S-1.

         "CURRENT POLICIES" has the meaning set forth in Section 7.1(a).

         "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

         "DESIGNATED PRODUCTS" has the meaning set forth in Section 4.15(f).

         "DISBURSING AGENT" has the meaning set forth in Section 2.3(b).

         "DISCLOSURE LETTER" has the meaning set forth in the preamble to
Article IV.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.1(b).

         "EMPLOYEE BENEFIT PLAN" has the meaning set forth in Section 4.11(a).

         "EMPLOYMENT AGREEMENT" means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

         "END DATE" means July 15, 2004.

         "ENVIRONMENTAL LAWS" means any and all applicable federal, state, local, municipal and foreign Laws relating to the protection of the environment or to Releases of Hazardous Substances or the notification, investigation or remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means, with respect to any entity, any trade or business (whether or not incorporated) that is a member of a controlled group including such entity or that is under common control with such entity within the meaning of Section 414 of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXECUTIVE CHANGE OF CONTROL AGREEMENTS" means the executive change of control agreements provided to Parent.

         "EXISTING CONTRACTS" has the meaning set forth in Section 6.1(b).

         "GAAP" means United States generally accepted accounting principles.

         "GOODRICH" has the meaning set forth in Section 4.17(e).

         "GOODRICH AGREEMENTS" has the meaning set forth in Section 4.17(e).

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         "GOODRICH APA" has the meaning set forth in Section 4.17(e).

         "GOVERNMENTAL AUTHORITY" means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

         "HAZARDOUS SUBSTANCES" means any wastes, substances or materials which are defined as "hazardous materials," "hazardous wastes," "hazardous substances," "wastes" or other similar designations in any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead-based paints and petroleum or petroleum products (including, without limitation, crude oil).

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INSURANCE POLICIES" means all material fire and casualty, general liability, business interruption, workers compensation, product liability, and sprinkler and water damage insurance policies and other forms of insurance or bonds currently maintained by the Company or any of its Subsidiaries.

         "INTELLECTUAL PROPERTY" means all material patents, patent applications, including utility and design patents and patent applications, trademark registrations and applications for registration thereof, including service mark and trade name registrations and applications, and registered copyrights that are owned and currently in use by the Company or its Subsidiaries.

         "INTELLECTUAL PROPERTY AGREEMENT" means all material agreements relating to the use by the Company or any of its Subsidiaries of the intellectual property rights of others, or the use by any third party of the Intellectual Property rights.

         "KNOWLEDGE," when used in reference to the Company, shall mean the actual knowledge of the following officers and employees of the Company: (i) Mr. Steven J. Demetriou, (ii) Mr. Christopher R. Clegg, (iii) Mr. Michael D. Friday,
(iv) Mr. Kumar Shah, (v) Mr. Sean M. Stack, (vi) Mr. Scott McKinley and (vii) Mr. Kenneth Willings.

         "LAW" means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, licenses, permits, rules and bylaws, in each case, of a Governmental Authority.

         "LEASED REAL PROPERTY" has the meaning set forth in Section 4.21(b).

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "MANAGEMENT AND ADVISORY SERVICES AGREEMENTS" means the Amended and Restated Management Agreement dated as of June 26, 2001 by and between Noveon, Inc. (formerly PMD Group, Inc.) and DLJ Merchant Banking Partners III, LP, the Management Agreement dated as of February 5, 2001 by and between Noveon, Inc. and MidOcean Capital/PMD Investors LLC

(formerly DB Capital/PMD Investors, LLC), the Management Agreement dated as of February 5, 2001 by and between Noveon, Inc. and AEA Investors, Inc. and the Advisory Services Letter Agreement dated as of February 5, 2001 executed by Noveon, Inc. and Credit Suisse First Boston Corporation, as the same may be assigned or amended from time to time.

         "MATERIAL ADVERSE EFFECT ON THE COMPANY" has the meaning set forth in
Section 4.8(a).

         "MATERIAL EMPLOYMENT AGREEMENT" means (i) an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation to provide base salary compensation in an amount in excess of $200,000 per year and (ii) the Executive Change of Control Agreements.

         "MERGER" has the meaning set forth in the Recitals.

         "MERGER CONSIDERATION" means an amount per Common Share equal to the result obtained by dividing (a) $920.2 million, plus the aggregate exercise price of all of the Company Options, minus (i) the amount of payments made or required to be made at or before the Effective Time by the Company or any of its Subsidiaries pursuant to the last sentence of Section 6.1 of this Agreement, including all payments that are to be made at or before the Effective Time pursuant to the Executive Change of Control Agreements, and (ii) Transaction Costs in excess of $2.5 million by (b) the number of Common Shares outstanding as at the Effective Time plus the number of Common Shares issuable upon exercise of all then outstanding Company Options, without interest thereon.

         "MERGER SHARES" has the meaning set forth in Section 2.2(c).

         "MERGER SUB" has the meaning set forth in the Preamble.

         "MERGER SUB COMMON SHARES" means the common stock of Merger Sub, par value $0.01 per share.

         "MULTIEMPLOYER PLAN" has the meaning set forth in Section 4.11(c).

         "NEW PLANS" has the meaning set forth in Section 8.7(b).

         "NJDEP" has meaning set forth in Section 6.6.

         "NOVEON, INC." means Noveon, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

         "OLD PLANS" has the meaning set forth in Section 8.7(b).

         "OTHER ANTITRUST LAWS" means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition, including Council Regulation No. 4064/89 of the European Community and any analogous or similar Laws of any foreign jurisdiction.

         "OWNED REAL PROPERTY" has the meaning set forth in Section 4.21(b).

         "PARENT" has the meaning set forth in the Preamble.

         "PERMITS" means any governmental licenses, franchises, permits, certificates, consents, approvals or other similar authorizations required under applicable Law.

         "PERMITTED LIENS" means (i) the liens and security interests set forth in Section 4.21 of the Disclosure Letter, (ii) liens for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which the Company has maintained adequate reserves, (iii) mechanics', materialmen's or other liens or security interests arising in the ordinary course of business for sums that are immaterial in amount and not yet due and payable, or (iv) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and similar encumbrances arising in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such encumbrance.

         "PERSON" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

         "PROCEEDING" has the meaning set forth in Section 4.9.

         "RELATED PARTIES" has the meaning set forth in Section 4.20.

         "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water or groundwater.

         "REPLACEMENT POLICIES" has the meaning set forth in Section 7.1(a).

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SINGLE EMPLOYER PLAN" has the meaning set forth in Section 4.11(g).

         "SUBSIDIARY" of a Person means any corporation or other entity of which securities or other ownership interests representing 50% or more of the total outstanding securities or other ownership interests is owned, directly or indirectly, by such Person and/or of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time owned, directly or indirectly, by such Person.

         "SURVIVING CORPORATION" has the meaning set forth in the Recitals.

         "TAX" (including "TAXES") means (i) all federal, state, local, foreign and other taxes of any kind, levies or other like kind assessments, customs, duties, imposts, charges or fees, including net income, gross income, gross receipts, gains, ad valorem, value added, excise, import, export, registration duties, real or personal property, asset, sales, use, stock transfer, real estate transfer, documentary, stamp, recording, license, payroll, transaction, capital, net worth, franchise, estimated, employment, social security, workers compensation, occupation, utility, severance, production, unemployment compensation, occupation, premium, environmental, windfall profits and withholding taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority responsible for the imposition of any such tax (a "TAX AUTHORITY" or "TAXING AUTHORITY"), (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and
(iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person.

         "TAX RETURN" means any return, report or statement filed with any Governmental Authority with respect to Taxes.

          "THIRD PARTY" means any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or their respective Affiliates.

          "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party, (ii) the acquisition by a Third Party of twenty percent (20%) or more of the assets of the Company and its Subsidiaries taken as a whole, other than the sale of products in the ordinary course of business or (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Common Shares or the issuance by the Company of preferred stock of a new series.

         "TRANSACTION COSTS" means any fees, costs and expenses incurred by the Company or any of its Subsidiaries to third parties relating to the transactions contemplated by this Agreement and in connection with the Company's proposed initial public offering (including fees and disbursements of counsel, accountants and other advisors), other than, for the avoidance of doubt, the fees, costs and expenses to be paid pursuant to the last sentence of Section 6.1.

         "TRANSFER TAXES" has the meaning set forth in Section 11.5.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including when used in the Disclosure Letter. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.

                                  ARTICLE II.
                                   THE MERGER

         Section 2.1 The Merger.

               (a) At the Effective Time, in accordance with the Delaware Law, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a direct or indirect subsidiary of Parent.

               (b) As soon as reasonably practicable on the Closing Date, the Company and Merger Sub will file a certificate of merger meeting the requirements of the Delaware Law with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the certificate of merger (such time as the Merger becomes effective, the "EFFECTIVE TIME").

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Delaware Law.

               (d) The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP located at One New York Plaza, New York, New York, as soon as practicable (but in any event no later than the second Business Day) after the day on which the last condition to the Merger is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the "CLOSING DATE").

         Section 2.2 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Common Stock:

               (a) Each share of Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any Company Subsidiary immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

               (b) Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and the foregoing shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (c) Each Common Share issued and outstanding immediately prior to the Effective Time, other than Common Shares to be canceled pursuant to Section 2.2(a), automatically shall be canceled and converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the stock certificate formerly representing such Common Share in the manner provided in Section 2.3. Such Common Shares, other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the "MERGER SHARES."

               (d) If between the date of this Agreement and the Effective Time, the number of outstanding Common Shares is changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Common Share shall be correspondingly adjusted.

               (e) The Company Options shall be treated as provided in Section
2.4 below.

         Section 2.3 Payment of Cash for Merger Shares.

               (a) Parent and the Company will use good faith efforts to agree upon a form of letter of transmittal promptly after the date hereof, in accordance with the provisions set forth in Section 2.3(c). If the Company determines to do so, it may mail the agreed form of letter of transmittal to each or any record holder of Merger Shares prior to the Closing Date. No later than five days prior to the Closing Date, the Company may deliver to Parent a schedule (the "Section 2.3 Schedule") setting forth the names of those Persons who have returned duly executed letters of transmittal, the number of Merger Shares held by those Persons and wire instructions for those Persons. At the Closing and upon surrender by the Person(s) named in the Section 2.3 Schedule of the stock certificate or certificates representing the Merger Shares held by such Person(s) and a properly completed and duly executed letter of transmittal and any other documents Parent may reasonably request, Parent shall pay (by wire transfer in immediately available funds to the account specified in the Section
2.3 Schedule) to the Persons complying with the foregoing, the Merger Consideration payable in exchange for the Merger Shares so surrendered, less any amounts required to be withheld under any applicable Tax Law.

               (b) Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company, that is organized and doing business under the laws of the United States or any state thereof and that has a combined capital and surplus of at least $1,000,000,000 to serve as the disbursing agent for the Merger Consideration and payments in respect of Company Options (the "DISBURSING AGENT"). At or prior to the Closing, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time (less any amount to be paid at Closing pursuant to Section 2.3(a)), and any cash necessary to pay for Company Options pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent and subject to the completion of the Merger, such cash shall be held in trust for the benefit of the holders of Merger Shares and such Company Options and shall not be used for any other purposes; provided however, that Parent may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.3(c) or Section 2.4 hereof.

               (c) As promptly as practicable after the Effective Time (but no later than two Business Days after the Effective Time), the Surviving Corporation shall send, or cause the

Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time which have not already returned a letter of transmittal under Section 2.3(a) a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares to the Disbursing Agent. In addition to the terms and conditions set forth in this Section 2.3, the letter of transmittal will include other customary terms and conditions applicable to the surrender of stock certificates and payment of the Merger Consideration, including, without limitation, as may be required under the Delaware Law, notice of appraisal rights to such holders of Common Shares entitled thereto. Upon surrender of such stock certificate or certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation as the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld under any applicable Tax Law. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

               (d) If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Parent or Disbursing Agent (as the case may be) any applicable stock transfer taxes or establish to the satisfaction of the Parent or Disbursing Agent (as the case may be) that such stock transfer taxes have been paid or are not payable.

               (e) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Merger Shares are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

               (f) If any cash deposited with the Disbursing Agent remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any such holder who has not surrendered his Merger Shares certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Merger Shares, as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority, shall to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

               (g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Common Shares.

               (h) From and after the Effective Time, the holders of Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

               (i) In the event that any Merger Share certificate has been lost, stolen or destroyed, and upon the making of an affidavit of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Merger Consideration.

               (j) Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

         Section 2.4 Treatment of Options.

               (a) As of the Effective Time, each Company Option will be cancelled, and the holder thereof will receive an amount equal to the excess of
(A) the Merger Consideration times the number of Common Shares subject to the Company Option over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Tax Law. All payments with respect to canceled Company Options shall be made by the Disbursing Agent as promptly as reasonably practicable after the Effective Time from funds deposited with the Disbursing Agent by or at the direction of Parent to pay such amounts.

               (b) Prior to the Effective Time, the Company (i) will cause the Company's stock option plans to be terminated effective at or prior to the Effective Time and to otherwise make any amendments permitted by such plans and the agreements thereunder to the terms of such stock option plans or the grants made thereunder necessary to effectuate the actions contemplated by this Section
2.4 and (ii) will effectuate the actions contemplated by this Section 2.4.

         Section 2.5 Dissenting Company Stock. Notwithstanding any provision of this Agreement to the contrary, Common Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Common Shares who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the Delaware Law (the "Dissenting Company Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Company Stock will be entitled to receive payment of the appraised value of such Common Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Common Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Common Shares prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III.
                            THE SURVIVING CORPORATION

         Section 3.1 Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

         Section 3.2 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

         Section 3.3 Directors and Officers. From and after the Effective Time,
(i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in this Agreement, the Current Company SEC Reports (other than the matters described under the caption "Risk Factors" in the Company S-1 and other similar general cautionary language set forth in the Current Company SEC Reports) or in the corresponding sections of the Disclosure Letter delivered to Merger Sub by the Company concurrently with entering into this Agreement (the "DISCLOSURE LETTER") (it being understood that any information set forth in a particular section of the Disclosure Letter shall be deemed to be disclosed to each other section thereof to which the relevance of such information is reasonably apparent and on which a reasonably clear cross reference is made), the Company hereby represents and warrants to Parent and Merger Sub:

         Section 4.1 Corporate Existence and Power.

               (a) Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all corporate powers and authority required to own, lease and operate its properties and to carry on its business as now conducted. The Subsidiaries of the

Company have all corporate powers and authority required to own, lease and operate their respective properties and to carry on their business as now conducted.

               (b) Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (c) The Company has made available to Parent and Merger Sub true and complete copies of the currently effective articles of incorporation and bylaws or similar organizational and governing documents of the Company and its material domestic Subsidiaries.

               (d) Section 4.1(d) of the Disclosure Letter sets forth a list of all the directors and officers of the Company and Noveon, Inc.

         Section 4.2 Corporate Authorization.

               (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of the Company, and no Company corporate or shareholder action is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the filing of the certificate of merger as provided in Section 2.1(b). The only Company shareholder action required to adopt this Agreement is an affirmative vote in favor, or approval, of this Agreement by the holders of a majority of the outstanding Common Shares, which shareholder action has been duly taken.

               (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except
(i) as rights to indemnity hereunder may be limited by federal or state securities Laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c) On or prior to the date hereof, the Board of Directors of the Company, has unanimously adopted resolutions (i) approving this Agreement and declaring that the Merger and the other transactions contemplated by this Agreement are advisable and (ii) resolving to recommend that the Company shareholders adopt this Agreement. All such resolutions are in full force and effect and have not been amended or superseded as of the date hereof.

               (d) The shareholders who have voted in favor of adoption of this Agreement as of the date hereof are holders of at least 98% of the Common Shares outstanding as of the date hereof, and no such shareholder shall have taken any action to rescind or revoke its vote prior to the Effective Time.

         Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by the Company in respect of, or filing by the Company with, any Governmental Authority other than (i) the filing of the certificate of merger described in Section 2.1(b), (ii) compliance with any applicable requirements of the HSR Act and any applicable Other Antitrust Laws specified on Section 4.3 of the Disclosure Letter, (iii) compliance with any applicable requirements of the Exchange Act and Securities Act, (iv) compliance with any applicable foreign or state securities or Blue Sky Laws, (v) the filing of appropriate documents with the relevant authorities of the jurisdictions in which the Company and its Subsidiaries are qualified to do business and (vi) other actions or filings, which if not taken or made, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect, or materially to delay, the Company's ability to observe and perform its obligations hereunder.

         Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument applicable to or binding upon the Company or any of its Subsidiaries except those set forth on
Section 4.4(iii) of the Disclosure Letter or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries (other than any such Lien arising from any actions taken by Parent or Merger Sub), except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

         Section 4.5 Capitalization.

               (a) The authorized capital stock of the Company consists of (i) 4,100,000 Common Shares, of which, as of the date hereof, there are 3,606,133 shares issued and outstanding. As of the date hereof, there are outstanding Company Options to purchase an aggregate of 350,611 Common Shares. Section 4.5(a) of the Disclosure Letter sets forth a list of all of the outstanding Company Options, indicating the holder of each Company Option, the number of Common Shares corresponding to each Company Option and the exercise prices applicable to each Company Option. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.

               (b) Except as set forth in this Section 4.5 and except for changes after the date hereof resulting from the exercise of Company Options outstanding on such date, there are no outstanding, and there have not been reserved for issuance, any (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiaries or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 4.5(b) of the Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto. Except as set forth in Section 4.5(b) of the Disclosure Letter, to the Knowledge of the Company, there are no agreements among the stockholders of the Company relating to the transfer or voting of any shares of capital stock of the Company or the management of the business and affairs of the Company.

               (c) Other than the issuance of Common Shares upon exercise of Company Options, and except as set forth in Section 4.5(c) of the Disclosure Letter, since the Balance Sheet Date, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

         Section 4.6 Company Subsidiaries.

               (a) Except for such Company Subsidiaries and the investments described in Section 4.6(a) of the Disclosure Letter, (i) each of the Company Subsidiaries is wholly owned (directly or indirectly) by the Company and (ii) the Company does not directly or indirectly own any equity interest in any other Person.

               (b) All equity interests held by the Company or any of its Subsidiaries in any Affiliated Entity of the Company or any of its Subsidiaries are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. Except as described on Section 4.6(b) of the Disclosure Letter, all such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

         Section 4.7 Reports and Financial Statements.

               (a) The Company has filed, or has caused Noveon, Inc. to file, with or otherwise furnished to the SEC all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it or Noveon, Inc. under the Securities Act or the Exchange Act since February 28, 2001 (such documents, as supplemented or amended since the time of filing, the "COMPANY SEC REPORTS"). No Company Subsidiary, other than Noveon, Inc., is required to file with or furnish to the SEC any such forms, reports, schedules, statements, certifications or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company S-1 (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments that would not be material in amount).

               (c) There are no liabilities or obligations of the Company or any Company Subsidiary (whether accrued, contingent, absolute, determined, determinable or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company other than
(i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto, (ii) liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby or disclosed in Section 4.14 of the Disclosure Letter and (iv) other liabilities or obligations that do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

               (d) The Quarterly Report on Form 10-Q of Noveon, Inc. for the quarterly period ended March 31, 2004, when filed with the SEC, including any financial statements or schedules included or incorporated by reference therein
(i) will comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in such Quarterly Report on Form 10-Q (including any related notes and schedules), when filed with the SEC, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case will have been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject to normal year-end adjustments that would not be material in amount).

         Section 4.8 Absence of Certain Changes or Events.

               (a) Except as set forth in Section 4.8 of the Disclosure Letter, since the Balance Sheet Date and prior to the date hereof, the business of the Company and its

Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been any event, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any circumstance, event, change, development or occurrence that, either individually or in the aggregate with all other circumstances, events, changes, developments or occurrences, has had, constitutes or would reasonably be expected to result in a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such circumstance, event, change, development or occurrence resulting from or arising out of (A) general national, international or regional economic, financial or business conditions, (B) conditions (including changes in economic, financial market, regulatory or political conditions and any change in Law or GAAP) affecting generally the industries in which the Company and its Subsidiaries participate or (C) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company in accordance with the terms and conditions of this Agreement or at the written request of Parent, Merger Sub or any of their representatives or (ii) the ability of the Company to consummate the Merger in accordance with the terms and conditions of this Agreement.

               (b) Without limiting the generality of the foregoing Section 4.8(a), since the Balance Sheet Date and prior to the date hereof, other than in the ordinary course of business, there has not been:

                  (i) any material damage, destruction or loss to any of the material assets or properties of the Company or any of its material Subsidiaries (whether or not insured);

                  (ii) any amendment or change in the Company's organizational or governing documents;

                  (iii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company's capital stock or any amendment of any material term of any outstanding capital stock of the Company or any of its Subsidiaries;

                  (iv) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any Owned Real Property, Leased Real Property or any other asset of the Company that is material, individually or in the aggregate, other than the sale of inventory in the ordinary course of business;

                  (v) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein;

                  (vi) any (A) incurrence of or guarantee with respect to or provision of credit support for any indebtedness for borrowed money by the Company or any of its Subsidiaries, other than pursuant to the Company's or any Company Subsidiary's existing credit facilities in the ordinary course of business, (B) event of default or default under the Company's or any Company Subsidiary's existing credit facilities or outstanding loans, or (C) creation, sufferance or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset, other than Permitted Liens;

                  (vii) any change in any method of accounting or accounting principle or practice used by the Company or any of its Subsidiaries, other than such changes required by Law or a change in GAAP;

                  (viii) any material Tax election or the institution of or any compromise or settlement of any proceeding or proposed adjustment with respect to any material Tax liability of the Company and its Subsidiaries;

                  (ix) any material loan, advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any Person other than loans, advances or capital contributions made to a Company Subsidiary or by a Company Subsidiary to the Company;

                  (x) any amendment, alteration or modification in any material term of any currently outstanding Company Options, or any issuance by the Company or any of its Subsidiaries of any options, warrants or other rights to purchase any capital stock or other equity interests in the Company or such Subsidiaries (as the case may be) or any securities exchangeable or exercisable for or convertible into the same; or

                  (xi) any agreement to take any actions specified in this
         Section 4.8(b), except for this Agreement.

        Section 4.9 Litigation. Except as set forth in Section 4.9 of the Disclosure Letter, there is no material action, material suit, material claim, material investigation, material arbitration or material proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or properties before any arbitrator or Governmental Authority (a "PROCEEDING"). No grand jury proceedings or criminal indictments are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the Company's directors or officers relating to the actions or omissions of any such individuals in connection with their respective roles as directors or officers of the Company.

         Section 4.10 Taxes.

               (a) The Company and each of its Subsidiaries have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed on or prior to the Closing Date (taking into account extensions) by, or with respect to, the Company and its Subsidiaries. The Tax Returns have accurately reflected and will accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

               (b) All material Taxes of the Company and each of its Subsidiaries for all taxable years or periods that end as of or before the Effective Time, and, with respect to any taxable year or period beginning before and ending after the Effective Time, the portion of such taxable year or period ending as of the Effective Time, have been timely paid or accrued on the books and records of the Company in accordance with GAAP. The provision for Taxes in the Balance Sheet is sufficient in all material respects to cover all Tax liabilities, fixed or contingent, attributable to all taxable years or periods ending on or prior to the Balance Sheet Date.

               (c) Except as set forth in Section 4.10 of the Disclosure Letter, since the date of formation of the Company, neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States or any nation, state, locality or other jurisdiction with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than a "consolidated," "unitary" or "combined" group of which the Company or any of its Subsidiaries was the common parent.

               (d) All material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

               (e) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (f) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company or any predecessor or Affiliate or Subsidiary thereof and any other party (including any of the Company's shareholders, but excluding the Company and its Subsidiaries) under which the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any such other party.

               (g) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or, to the Knowledge of the Company, any similar provision of the Code or the corresponding tax laws of any nation, state, locality or other jurisdiction).

               (h) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due.

               (i) Except for those transactions fully disclosed in Section 4.10 of the Disclosure Letter for which full documentation has been provided to Parent, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in a reportable transaction under Section 6011 of the Code and Treasury Regulations promulgated thereunder.

               (j) Except as set forth in Section 4.10(j) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

               (k) Since March 1, 2001, excluding the transactions contemplated by this Agreement, to the Knowledge of the Company, there has not been an ownership change (within the meaning of Section 382 of the Code) of the Company.

         Section 4.11 ERISA.

               (a) Section 4.11(a) of the Disclosure Letter contains an accurate and complete list of (i) all material domestic "employee benefit plans," within the meaning of Section 3(3) of ERISA, (ii) all material domestic bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension, retirement, deferred compensation, medical, life, disability, severance and supplemental retirement plans, programs and/or arrangements (whether or not insured) (other than the Executive Change of Control Agreements) and (iii) all Material Employment Agreements (other than the Executive Change of Control Agreements) for active, retired or former employees or directors that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) and with respect to which any potential liability is borne by the Company or any of its Subsidiaries (each such plan or program an "EMPLOYEE BENEFIT PLAN"). Except for the Executive Change of Control Agreements and the agreements and arrangements set forth in Section 4.11(a) of the Disclosure Letter, neither the Company nor its Subsidiaries is a party to any Material Employment Agreement.

               (b) Except as set forth in Section 4.11(b) of the Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan has at all times been maintained and operated in compliance in all material respects with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Except as set forth in Section 4.11(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan.

               (c) Except as set forth in Section 4.11(c) of the Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Employee Benefit Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) ("MULTIEMPLOYER PLAN") and no event has occurred and no condition or circumstance has existed that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any of its Subsidiaries to any such Multiemployer Plan.

               (d) Except as set forth in Section 4.11(d) of the Disclosure Letter or as described in the Company SEC Reports, neither the Company nor any of its ERISA Affiliates maintains any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits.

               (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted against any

Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims), (ii) no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan and (iii) and except as set forth in Section 4.11(e) of the Disclosure Letter, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

               (f) Except as set forth in Section 4.11(f) of the Disclosure Letter, full payment has been made of all amounts which the Company or any of its Subsidiaries is required, under applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof.

               (g) Except as set forth in Section 4.11(g) of the Disclosure Letter, since the Balance Sheet Date, there has been (i) no material adverse change in the financial condition of any Employee Benefit Plan which is covered by Title IV of ERISA and which is a "Single Employer Plan" (as such term is defined in Section 4001(a)(15) of ERISA) ("SINGLE EMPLOYER PLAN") by reason of any increase in benefits, (ii) no change in the actuarial assumptions with respect to any Single Employer Plan and (iii) no increase in benefits under any Single Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable Law or otherwise.

               (h) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to or has any obligation to contribute to any Multiemployer Plan.

               (i) Each Employee Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined to be so qualified, as to form, by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the Internal Revenue Service. Since the date of each most recent determination referred to in this paragraph (i), to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that resulted or is reasonably likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust in a manner that cannot be corrected without material liability.

               (j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that (i) would subject any of them to a tax, penalty or liability for prohibited transactions under ERISA or the

Code or (ii) would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

               (k) Except as set forth in Section 4.11(k) of the Disclosure Letter (i) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries or (ii) no Employee Benefit Plan provides for the payment of severance benefits upon the termination of an employee's employment.

               (l) The Company has made available to Parent true and complete copies of all material plan documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof, (ii) all current summary plan descriptions and summaries of material modifications, (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto), (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) of the Code, (v) the annual report on Internal Revenue Service Form 5500-series for the last year for each Employee Benefit Plan required to file such form, (vi) the most recently prepared actuarial valuation report for each Employee Benefit Plan covered by Title IV of ERISA and (vii) the most recently prepared financial statements.

         Section 4.12 Labor Matters.

               (a) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company (i) the Company and each of its Subsidiaries is in material compliance with all federal, state and other applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours. No material unfair labor practice complaint against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any comparable Governmental Authority in any nation, state or other jurisdiction.

               (b) Except as set forth in Section 4.12 of the Disclosure Letter
(i) there is no labor strike, dispute, slowdown or stoppage actually pending against, or, to the Knowledge of the Company, threatened against or involving, the Company or any of its Subsidiaries, and during the past year there has not been any such action and (ii) in respect of the United States only, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

         Section 4.13 Compliance with Laws.

               (a) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries are in compliance with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has Knowledge of its being under investigation with respect to, or has it been threatened in writing to be charged with or been given notice of any violation of, any applicable Law.

               (b) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, (i) the Company and each Company Subsidiary has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and
(ii) neither the Company nor any Subsidiary has received notice that the Person issuing or authorizing any such Permit intends to terminate or will refuse to renew or reissue any such Permit upon its expiration.

         Section 4.14 Finders' Fees. Except as set forth in Section 4.14 of the Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided Parent with true and complete copies of all engagement letters or other agreements providing for the payment of the fees and commissions described in Section 4.14 of the Disclosure Letter, and no such letters or agreements have been amended or superseded.

         Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and except as disclosed in Section 4.15 of the Disclosure Letter:

               (a) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and have no liability, fixed or contingent, for a violation of any Environmental Law, except for such noncompliance and/or liabilities that are adequately reserved against in the Balance Sheet;

               (b) there are no pending or, to the Company's Knowledge, threatened actions, suits, requests for information, orders, judgments, investigations, claims or proceedings by or before any Governmental Authority or any other Person against the Company or any of its Subsidiaries that pertain to
(i) any obligations or liabilities under any Environmental Law, (ii) any alleged violations of any Environmental Law or (iii) responsibility, or potential responsibility, for the clean-up of any Hazardous Substances, including off site contamination;

               (c) (i) all Permits required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws have been duly obtained or filed and are in full force and effect and (ii) the Company and each of its Subsidiaries are in compliance with all such Permits applicable to it;

               (d) to the Company's Knowledge, none of the real property currently owned or leased by the Company or any of its Subsidiaries is listed or proposed to be listed on the National Priorities List pursuant to CERCLA or on an equivalent state or foreign list of sites required to be investigated or cleaned up under any Environmental Law;

               (e) to the Company's Knowledge, no Person has treated, stored, disposed of, transported to or released any Hazardous Substances on or under any real property currently owned or leased by the Company or any of its Subsidiaries, in each case, except in material compliance with applicable Environmental Laws;

               (f) (i) since February 28, 2001, neither the Company nor any of its Subsidiaries has manufactured or sold any asbestos, lead or products that incorporate asbestos or lead ("DESIGNATED PRODUCTS") and (ii) no claim is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries with respect to the use of, handling of, exposure to or the manufacture, sale or disposal of any Designated Products; or

               (g) neither the Company nor any of its Subsidiaries has taken or caused to be taken any action that (i) is reasonably likely pursuant to Section 11.3(g)(ii) of the Goodrich APA to limit or impair in any material respect the rights of the Company against Goodrich under Section 11.3(e) or Section 11.3(f) of the Goodrich APA, (ii) is reasonably likely pursuant to Section 11.3(d)(v) of the Goodrich APA to limit or impair in any material respect the rights of the Company against Goodrich under Section 11.3(d) of the Goodrich Agreements, or
(iii) is reasonably likely to limit or impair in any material respect the rights of the Company against third parties, or any rights of the Company against Goodrich, in connection with any indemnification obligation that is the subject of Section 11.3(k) of the Goodrich APA.

        Section 4.16 Insurance. All Insurance Policies are with reputable insurance carriers and are in character and amount and with such deductibles and exclusions at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. A correct and accurate list of all Insurance Policies has been made available to Parent. To the Company's Knowledge, each Insurance Policy is in full force and effect, valid and enforceable, and sufficient for compliance by the Company and its Subsidiaries with all requirements of applicable Law. Except as set forth in
Section 4.16 of the Disclosure Letter, in the period from February 28, 2001 until the date hereof, no material claim on any Insurance Policy has been made by the Company or any of its Subsidiaries.

         Section 4.17 Contracts.

               (a) The Company has made available to Parent the following contracts (other than purchase orders and ordinary course vendor contracts):

                  (i) contracts for the sale of goods and services with the ten customers with the highest dollar volume of purchases from the Company and its Subsidiaries, taken as a whole, during 2003;

                  (ii) contracts for the purchase of goods or services with the ten suppliers with the highest dollar volume of sales to the Company and its Subsidiaries, taken as a whole, during 2003;

                  (iii) each partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party (other than such agreements where the Company or its Subsidiaries are the only partners); and

                  (iv) contracts for the acquisition or sale of a material business or line of products (other than in the ordinary course of business), whether through the purchase of stock, assets or otherwise, under which the Company or any of its Subsidiaries or any other party thereto has continuing rights or obligations.

               (b) Neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any material contract, undertaking, commitment or agreement (other than the material contracts, undertakings, commitments or agreements set forth in Section 4.17 of the Disclosure Letter (collectively with the contracts referred to in clause (a) of this Section 4.17, the "CONTRACTS"), the employee benefit matters set forth in Section 4.11(a) of the Disclosure Letter, the real property leases set forth in Section 4.21 of the Disclosure Letter and any vendor contracts entered in the ordinary course of business) of the following categories:

                  (i) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the borrowing or lending of money, whether as a borrower, lender or guarantor in excess of $1,000,000;

                  (ii) contracts containing covenants that materially limit the freedom of the Company or any of its material Subsidiaries to engage in any line of business or compete with any Person in any product line or line of business, or to operate at any location other than distributorship agreements entered into in the ordinary course of business;

                  (iii) contracts between the Company or any of its Subsidiaries and any of the Company's stockholders other than an Employee Benefit Plan or Material Employment Agreement; or

                  (iv) any other contract, agreement, arrangement or understanding that is material to the Company or any of its respective material Subsidiaries, the termination, or breach or default of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (c) As of the date hereof, each of the Contracts (which defined term shall include the Goodrich Agreements) is a valid and binding obligation of the Company (or the Subsidiaries party thereto), and to the Company's Knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company's Knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity.

               (d) As of the date hereof, neither the Company nor any of its Subsidiaries is, nor to the Knowledge of the Company is any other party, in material breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both could constitute a material breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound.

               (e) Without limiting the foregoing, the Agreement for Sale and Purchase of Assets, dated as of November 28, 2000, between The B.F. Goodrich Company ("GOODRICH") and the Company (the "GOODRICH APA") relating to the acquisition by the Company of the Performance Materials business segment of Goodrich, the "Confidentiality Agreement" (as defined therein) and the other documents contained in the transaction "bible" relating to such acquisition (together the "GOODRICH AGREEMENTS)," that the Company made available to Parent constitute the entire agreement among the parties to the Goodrich Agreement pertaining to such transaction. Copies of the Phase I environmental studies performed by URS for or on behalf of the Company in connection with the aforementioned Goodrich transaction have been made available to Parent. Other than the amendments and supplements included in the "bible" or set forth in
Section 4.17(e) of the Disclosure Letter, the Goodrich Agreements have not been amended or supplemented in any material respect. All of the pending indemnity claims made pursuant to the Goodrich Agreements have been made available to Parent.

         Section 4.18 Legal Matters. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation in effect as of the date hereof applies or purports to apply to any such transactions.

         Section 4.19 Intellectual Property.

               (a) A list of all of the Intellectual Property has been made available to Parent.

               (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as specified in Section 4.19 of the Disclosure Letter:

                  (i) the Company or it Subsidiaries own or have a right to use all of the Intellectual Property;

                  (ii) there are no material restrictions on the Company's or the relevant Subsidiary's right to use any Intellectual Property;

                  (iii) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not constitute a default giving rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any of the Intellectual Property Agreements;

                  (iv) to the Company's Knowledge, neither the Company nor any of its Subsidiaries is infringing or misappropriating, and has not infringed or misappropriated, any intellectual property rights of others, and neither the Company nor any of its Subsidiaries has received written notice of any such infringement or misappropriation;

                  (v) there is no pending or, to the Company's Knowledge, threatened legal or governmental Proceeding challenging the validity of any Intellectual Property, and, to the Company's Knowledge, the Company has not received any written notice from a third party alleging that any Intellectual Property is invalid;

                  (vi) neither the Company nor any of its Subsidiaries have entered into any material contract or made any material arrangement pursuant to which any third party is entitled to any royalty or other compensation for the use of any of the Intellectual Property;

                  (vii) each Intellectual Property Agreement is a valid and binding obligation of the Company or the relevant Subsidiary and, to the Company's Knowledge, is a valid and binding obligation of the other parties thereto;

                  (viii) to the Company's Knowledge, each Intellectual Property Agreement is in full force and effect and is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity; or

                  (ix) to the Company's Knowledge, neither the Company nor any of its Subsidiaries is in material breach of or in material default of its obligations under any of the Intellectual Property Agreements and none of the other parties to the Intellectual Property Agreements are in material breach of or material default under any of their obligations under the Intellectual Property Agreements.

         Section 4.20 Related Party Transactions. Except for (i) the Executive Change of Control Agreements, (ii) the Noveon, Inc. 11% senior subordinated notes, (iii) as will not continue after the Effective Time and (iv) arms-length arrangements between the Company or its Subsidiaries on the one hand and any "portfolio company" of any Related Party on the other hand, none of (a) any beneficial owner of 10% or more of the Company's outstanding capital stock, (b) any officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such Persons) ((a) through (c) collectively, "RELATED PARTIES") has any interest in:
(i) any contract, agreement, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its Subsidiaries, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries, or any property that benefits from a contract or other arrangement by which the Company or any of its Subsidiaries provides services or facilities or other benefits to such property, excluding any such contract, arrangement, understanding or agreement constituting an Employee Benefit Plan. Following the Effective Time, except for (i) the Executive Change of Control Agreements, (ii) the Noveon, Inc. 11% senior subordinated notes, (iii) obligations expressly disclosed in Section
4.20 of the Disclosure Letter and (iv) any arrangements with Parent or its Affiliated Entities, neither the Company nor any of its Subsidiaries will have any obligations to any Related Party. As of the date hereof, neither the Company nor any of its Subsidiaries is party to any engagement letter with any investment bank that would entitle that investment bank or its Affiliates to a fee from the Company or its Affiliates after the Effective Time.

         Section 4.21 Real Property.

               (a) Section 4.21(a) of the Disclosure Letter sets forth a complete and accurate list of all real property owned in fee or real property leased as of the date hereof by each of the Company or any of its Subsidiaries.

               (b) Except as set forth in Section 4.21(b) of the Disclosure Letter and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the affected property: (x) as to the real property shown in Section 4.21(a) of the Disclosure Letter as owned in fee by the Company and/or its Subsidiaries (the "OWNED REAL PROPERTY"), (i) the Company and/or its Subsidiaries has good and marketable fee title to the Owned Real Property, (ii) the Owned Real Property is not subject to any mortgages, deeds of trust or other security instruments of a similar nature and (iii) since February 28, 2001, the Company or its Subsidiaries have not sold any material portion of the Owned Real Property and (y) as to the real property shown on
Section 4.21(a) of the Disclosure Letter as leased by the Company and/or its Subsidiaries (the "LEASED REAL PROPERTY"), (i) the Leased Real Property is not subject to any mortgages, deeds of trust or other security instruments of a similar nature securing any indebtedness of the Company or its Subsidiaries,
(ii) the Company and/or its Subsidiaries is in possession of the Leased Real Property and there are no subleases, subtenancies or other occupancies affecting the Leased Real Property in any material respect and (iii) the Company has made available to Parent true, correct and complete copies of all the leases or subleases which create the Leased Real Property located in the United States.

               (c) Except as set forth in Section 4.21(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of any pending or proposed condemnation or eminent domain proceedings affecting in any material respect any Owned Real Property and, to the Company's Knowledge, there are no such proceedings threatened.

               (d) Section 4.21(d) of the Disclosure Letter indicates those parcels of Owned Real Property that are the subject of any agreements pursuant to which the Company or its Subsidiaries is supplied with material utility services by another Person whose primary line of business is not supplying utility services. As of the date hereof, the plant services agreements to which the Company and its Subsidiaries are a party provide the Company and its Subsidiaries with the access to the plant services necessary for the conduct of their respective businesses as currently conducted.

         Section 4.22 NO OTHER INFORMATION. NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PARENT OR MERGER SUB OR TO ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATION OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND ITS SUBSIDIARIES OR OF THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES.


                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

         Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

         Section 5.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the respective corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities Laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and subject to the discretion of any court before which any proceeding therefor may be brought.

         Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not require any action by Parent or Merger Sub in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than (i) the filing of the certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act and any applicable Other Antitrust Law, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the applicable requirements of the Securities Act, (v) compliance with any applicable foreign or state securities or Blue Sky laws and (vi) such other items the failure of which to do or be obtained would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect, or materially to delay, Parent's or Merger Sub's ability to observe and perform the respective obligations of each hereunder.

         Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of Law binding upon Parent or Merger Sub or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any agreement, contract or other instrument.

         Section 5.5 Finders' Fees. Except as otherwise disclosed in writing to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub or any of their respective Affiliates and that would be entitled to any fee or commission from Parent, Merger Sub, the Company, any Subsidiary of the Company or from any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

         Section 5.6 Adequate Funds. Parent will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under this Agreement.

                                  ARTICLE VI.
                            COVENANTS OF THE COMPANY

         Section 6.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Section 6.1 of the Disclosure Letter or as specifically provided in this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary and usual course consistent with past practice and shall use its reasonable best efforts to (i) preserve substantially intact the present business organization of the Company and its Subsidiaries, (ii) maintain in effect all material Permits that are required for the Company or any of its Subsidiaries to carry on their respective businesses, (iii) keep available the services of present officers and key employees (as a group) of the Company and its Subsidiaries and (iv) maintain the current relationships with its lenders, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter or in the ordinary and usual course of business consistent with past practice or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

               (a) enter into any new line of business, discontinue any line of business or, change in its organizational or governing documents;

               (b) except for transactions among the Company and its Subsidiaries, (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise) any Person or a material amount of assets, or sell, lease or otherwise dispose of a material amount of assets (other than the purchase and sale of inventory and raw materials in the ordinary course of business), (ii) waive, release, grant, or transfer any rights of material value,
(iii) modify or change in any material respect, allow to expire or lapse or fail to renew any material Permit or material Insurance Policy, (iv) incur, assume or prepay any indebtedness for borrowed money except pursuant to its existing credit facilities in the ordinary course of business, consistent with past practice, (v) assume, guarantee, endorse or take any action to otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person, except in the ordinary course of business consistent with past practice, (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice or as required by existing contracts to which the Company or any of its Subsidiaries is a party ("EXISTING CONTRACTS"), (vii) authorize any material capital expenditures not designated on Section 6.1(b)(vii) of the Disclosure Letter, (viii) pledge or otherwise encumber shares of capital stock or other voting securities of any of the Company's Subsidiaries, (ix) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon (other than Permitted Liens), (x) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries, taken as a whole or (xi) amend, modify or waive in any material respects any material right under any material Existing Contract;

               (c) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than any distribution by a wholly owned Company Subsidiary to its parent corporation in the ordinary course of business, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, or issue any Company Options or other Company Securities, other than in connection with the exercise of Company Options outstanding on the date hereof;

               (d) adopt or materially amend any Employee Benefit Plan or any agreement with any director or employee of the Company or any of its Subsidiaries or materially increase in any manner the compensation or fringe benefits of any such director or employee, in each case, except as required by ERISA or other applicable Law or by existing contract in accordance with the terms of such contract in effect as of the date hereof;

               (e) (i) pay any bonus to any director or employee of the Company or any of its Subsidiaries, except pursuant to the terms of any existing agreement in accordance with the terms of such agreement as in effect as of the date hereof and except as contemplated by the Executive Change of Control Agreements, (ii) enter into any agreement, commitment or obligation to pay any bonus, change-of-control payment or severance payment to any director or employee of the Company or any of its Subsidiaries or (iii) enter into any employment agreement with any director or officer of the Company or any of its Subsidiaries or with any employee of the Company or any of its Subsidiaries that provides for annual base salary in excess of $100,000;

               (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) except as permitted by clause (i) below;

               (g) make any election relating to Taxes or settle or compromise any material Tax liability;

               (h) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Regulation S-X of the Exchange Act and after consulting with independent accountants;

               (i) alter the corporate structure or ownership of any of its Subsidiaries, through merger, liquidation, reorganization, restructuring or any other fashion;

               (j) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business except in the ordinary course; or

               (k) authorize, agree or commit to do any of the foregoing.


         Notwithstanding the foregoing, at Closing the Company shall, or shall cause Noveon, Inc. to, make the payments described in the letter delivered to Parent on or prior to the date hereof.

         Section 6.2 Other Actions by the Company. The Company will, and will cause its Subsidiaries to, at the request of Parent, provide such cooperation as Parent may reasonably request so that, at or as soon as practicable at or after the Effective Time, Parent can refinance the Noveon, Inc. 11% senior subordinated notes, the Company's 13% senior subordinated notes and any other indebtedness for borrowed money of the Company and its Subsidiaries.

         Section 6.3 Access to Information; Right of Inspection.

               (a) The Company will provide and will cause its Subsidiaries and its and their respective representatives to provide Parent and Merger Sub and their respective authorized representatives, during normal business hours and upon reasonable advance notice (i) access to the offices, properties, personnel (including without limitation the managers in charge of operations and the managers responsible for environmental, intellectual property, human resources, tax, insurance, accounting and treasury), books and records of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub may reasonably request, (ii) access to the Owned Real Property and Leased Real Property (including any facilities located thereon) of the Company and each of its Subsidiaries for purposes of performing Phase I environmental site assessments as Parent shall determine to be necessary or appropriate in connection with its due diligence review (provided, however, that in no event shall Parent be permitted to conduct any sampling or intrusive investigation of air, soil, sediment, groundwater or surface water in connection with such assessments) and (iii) all documents that Parent or Merger Sub may reasonably request relating to the Company or any of its Subsidiaries or any of their respective businesses including, without limitation, a list of all of the directors and officers of the Company's Subsidiaries and each representative of the Company or any of its Subsidiaries serving as a director or officer of any Affiliated Entity of the Company or any of its Subsidiaries and all Insurance Policies. Notwithstanding the foregoing, Parent, Merger Sub and their representatives shall not have access to any books, records and other information the disclosure of which would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information or cause the Company or any of its Subsidiaries or their representatives to violate Law or any contracts to which they are party (provided that, in the case of any contract that restricts the Company or its Subsidiaries from permitting third parties to review such contract, the Company shall use its reasonable best efforts to obtain the consent of the applicable parties under the contract to the review of such agreement by Parent and its representatives and provided further that the Company will not invoke the attorney-client privilege to prevent Parent from gaining access to the Company's environmental reports and assessments). Any information provided to Parent or Merger Sub or their representatives pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement.

               (b) If Parent elects to obtain updated surveys of any or all of the Owned Real Property or the Leased Real Property, the Company shall provide access to the sites to be surveyed and shall cooperate with the Parent in arrangement for expeditious completion of the survey work on site.

               (c) At the request of the Parent, the Company shall request estoppel certificates, in form and substance reasonably acceptable to the Parent and the Company, from any party other than the Company and its Subsidiaries to the lease documents for Leased Real Properties, and shall use its reasonable efforts to assist the Parent in obtaining such estoppel certificates.

               (d) Between the date of this Agreement and the Closing, the Company shall from time to time, during normal business hours and upon the reasonable request of Parent, provide details to Parent and its officers regarding the operations and financial performance of the Company and its Subsidiaries.

         Section 6.4 Other Potential Acquirers.

               (a) The Company shall immediately terminate, and shall cause its Subsidiaries and its and their representatives to immediately terminate, all existing discussions or negotiations, if any, with any Person (other than Parent and Merger Sub) with respect to, or that would reasonably be expected to lead to, a Third Party Acquisition.

               (b) Neither the Company nor any of its Subsidiaries or controlled Affiliates shall, nor shall the Company authorize or permit any of its or their respective officers and directors to, and the Company shall use its reasonable best efforts to cause its and their respective non-controlled Affiliates, employees, representatives and agents not to, directly or indirectly, knowingly encourage, solicit or engage in discussions or negotiations with or provide any non-public information to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Third Party or its representatives concerning any Third Party Acquisition. The Company shall promptly notify Parent and Merger Sub in the event it receives any proposal or inquiry concerning (or that would reasonably be expected to lead to) a Third Party Acquisition, including (to the extent permitted) the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep them reasonably apprised as to the status and any material developments concerning the same.

         Section 6.5 Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent and Merger Sub evidence reasonably satisfactory to Parent and Merger Sub of the resignations (effective as of the Effective
Time) of (i) all directors of the Company and each of its Subsidiaries and (ii) the officers of the Company and each of its Subsidiaries, as shall be requested by Parent prior to the Effective Time.

         Section 6.6 ISRA Filings. Prior to Closing, the Company shall use reasonable efforts to cooperate to obtain, or cause to be obtained, in connection with the transactions contemplated by this Agreement, from the New Jersey Department of Environmental Protection ("NJDEP"), in accordance with the provisions of the New Jersey Industrial Site Recovery Act, N.J.S.A. Section 13:1K-6 et seq., (i) a "Negative Declaration," (ii) "No Further Action Letter,"
(iii) a "remedial action workplan," (iv) a "remediation agreement," (v) approval of an expedited review application under N.J.S.A. 13:1K-11.2, (vi) approval of a remediation in progress waiver application under N.J.S.A. 13:1K-11.5, or (vii) a determination that the transactions contemplated by this Agreement may proceed without further approvals by NJDEP and without further actions by the Company; in each case, with respect to the Owned Real Property and Leased Real Property, as the case may be, located in New Jersey.

         Section 6.7 FIRPTA Certificate. Prior to the Effective Time, (i) the Company shall deliver to Parent and Merger Sub a certificate signed under penalties of perjury by an officer of the Company to the effect that the Company is not or has not been a United States real property holding company, as defined in Section 897(c)(2) of the Code, during the applicable period described in
Section 897(c)(1)(A)(ii) of the Code.

                                  ARTICLE VII.
                       COVENANTS OF PARENT AND MERGER SUB

         Section 7.1 Director and Officer Liability.

               (a) The Surviving Corporation shall, and after the Effective Time Parent shall cause the Surviving Corporation to, comply with all of the Company's and its respective Subsidiaries' obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof in respect of acts or omissions occurring prior to or at the Effective Time to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation's articles of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers' and directors' liability insurance maintained by the Company and its respective Subsidiaries (the "CURRENT POLICIES"); provided however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies the Surviving Corporation shall, substitute such policies with equally reputable and financially sound carriers and that are reasonably satisfactory to the covered persons providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the "REPLACEMENT POLICIES") in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided further however, that in no event will the Surviving Corporation be required to expend annually in excess of 200% of the annual premium currently paid by the Company for such coverage (or to provide more than that amount of coverage as is available for no more than 200% of such current annual premium); provided further however, that in lieu of the foregoing insurance coverage, with the consent of Parent (which consent shall not be unreasonably withheld), the Company may purchase "tail" insurance coverage that provides coverage no less favorable than the coverage described above.

               (b) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation, Parent and their respective successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under any such policies.

               (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

                                 ARTICLE VIII.
                            COVENANTS OF THE PARTIES

         The parties hereto agree that:

         Section 8.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons; provided that in no event shall the Company or any of its Affiliates be required to pay prior to the Effective Time any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any material contracts. Each party shall also (and will cause its Affiliates to) refrain from taking, directly or indirectly any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts (i) to take all action necessary so that no takeover, anti-takeover, moratorium, "fair price," "control share" or other similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         Section 8.2 Certain Filings.

               (a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith; provided that the conditions to the parties' respective obligations to consummate the transactions contemplated hereby shall be limited to those conditions specified in Article IX. The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction. Neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and without giving, unless prohibited by such Governmental Authority, the opportunity of the other party to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act or Other Antitrust Laws.

               (b) The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger and (ii) shall promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable efforts to obtain all necessary consents from any Governmental Authorities necessary to consummate the Merger (including, without limitation, any filing under the HSR Act or any applicable Other Antitrust Law).

               (c) If required, each of the Company, Parent and Merger Sub shall take all reasonable action necessary (i) to file as soon as practicable notifications or other required items under the HSR Act and any applicable Other Antitrust Law, (ii) to respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation, (iii) to comply with the requirements of, and respond as promptly as reasonably practicable to all inquiries and requests for additional information received from any Governmental Authority in connection with, the HSR Act or Other Antitrust Laws related to the Merger or the other transactions contemplated by this Agreement and (iv) to use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any Other Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and in any event no later than the End Date.

         Section 8.3 Public Announcements. So long as this Agreement is in effect, the parties will use reasonable best efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement a party determines may be required by applicable Law or the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably delayed, conditioned or withheld).

         Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

         Section 8.5 Notices of Certain Events. Each of the parties hereto shall reasonably promptly notify the other party of:

               (a) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (c) its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

               (d) its learning of any events, circumstances, developments or facts that would make any of the representations and warranties of such party contained in this Agreement untrue or any of the covenants or conditions contained in this Agreement incapable of being satisfied.

         Section 8.6 Disposition of Litigation. The Company will consult with Parent and Merger Sub with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. In addition, the Company will not encourage or cooperate with any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement, and the Company will reasonably cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

         Section 8.7 Employee Matters.

               (a) From and after the Effective Time, Parent shall assume and honor, or shall cause the Company and its Subsidiaries to honor, all Employee Plans and all Employment Agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of not less than one year following the Effective Time, Parent shall provide, or shall cause to be provided, to current and former employees of the Company and its Subsidiaries (the "COMPANY EMPLOYEES") employee benefits that are, in the aggregate, substantially comparable to those provided to the Company Employees immediately before the Effective Time, with the exception of those changes collectively bargained with authorized union representatives. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular Employee Benefit Plan or Employment Agreement to the extent permitted by, and in accordance with, its terms and the terms of any contract related thereto, as in effect immediately before the Effective Time or (ii) the termination of employment of any individual Company Employee.

               (b) For all purposes (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "NEW PLANS"), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Benefit Plans. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

         Section 8.8 Confidentiality Agreement. The parties acknowledge that the Company and Parent entered into the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, and shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of that Confidentiality Agreement according to its terms. Notwithstanding the foregoing or anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all material of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement, the Confidentiality Agreement or any other confidentiality agreement between or among the parties as of the date hereof or where such disclosure would result in a violation of federal or state securities Laws or to the extent not related to the tax aspects of the transactions contemplated hereby. Moreover, nothing in this Agreement shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby.

                                  ARTICLE IX.
                            CONDITIONS TO THE MERGER

         Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, where permitted, waiver of the following conditions:

               (a) any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and any other consents, approvals or authorizations applicable to the Merger under the Other Antitrust Laws specified as Closing Conditions on Section 4.3 of the Disclosure Letter shall have been received or waived by the appropriate Governmental Authority or the applicable waiting period shall have expired or been terminated; and

               (b) no Law shall have been adopted, promulgated, issued or entered, which is then in effect and which prohibits, enjoins or renders illegal the consummation of the Merger.

         Section 9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

               (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct (without giving effect to any qualification therein as to "materiality" or as to whether any matter would or would be expected to have a Material Adverse Effect on the Company) as of the Closing Date (except that representations and warranties made as of a specific date are required to be true and correct only as of such date), except where the failure to be so true and correct would not, individually or in the aggregate, have, constitute or reasonably be expected to have a Material Adverse Effect on the Company and (iii) Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company to the foregoing effect;

               (b) since the Balance Sheet Date, no event, change, development or occurrence shall have occurred that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company to the foregoing effect;

               (c) Parent shall have received (i) written confirmation from the Company regarding the amount of the payments required to be made pursuant to the Executive Change of Control Agreements, (ii) written confirmations from the Company's shareholders (or their Affiliates) and financial advisors regarding the amount of fees required to be paid to them by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and (iii) written confirmation from the Company that all such fees and expenses have been paid pursuant to the last sentence of Section 6.1;

               (d) the Management and Advisory Services Agreements and the Stockholders Agreement, dated November 28, 2000, between Noveon International, Inc. (formerly know as PMD Group Holdings, Inc.), PMD Investors I LLC, PMD Investors II LLC, DLJMB Funding III, Inc. and MidOcean Capital/PMD Investors, LLC (formerly known as DB Capital/PMD Investors, LLC) (the "STOCKHOLDERS AGREEMENT")shall have been terminated; and

               (e) Parent shall have received a certificate from the chief financial officer of the Company certifying as to the total amount of the Transaction Costs.

         Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

               (a) Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time;

               (b) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by them pursuant hereto that are qualified as to materiality shall be true and correct in accordance with their terms as of the Closing Date, and those that are not qualified as to materiality will be true and correct in all material respects as of the Closing Date as if made at and as of such date (provided that representations made as of a specific date shall be required to be true as of such date only); and

               (c) the Company shall have received a certificate signed by a senior officer of each of Parent and Merger Sub to the foregoing effect.

                                   ARTICLE X.
                                   TERMINATION

         Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

               (a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

               (b) by any of the Company, Parent or Merger Sub, if:

                  (i) the Merger has not been consummated by the End Date, provided that the failure of the Merger to be consummated by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to fulfill any of its obligations under this Agreement; or

                  (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise permanently prohibited, provided that, in the case of any such Law issued by a court, it shall be final and non-appealable; provided however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the application or imposition of such Law;

               (c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.3(a) or (b) to be unable to be satisfied by the End Date; provided however, that the Company is not then in material breach of this Agreement; or

               (d) by Parent or Merger Sub, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) to be unable to be satisfied by the End Date; provided however, that Parent or Merger Sub is not then in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (d) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement.

         Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except (i) Sections 10.2 and Article XI (other than Sections 11.2, 11.9 and 11.10) will survive the termination hereof and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                                  ARTICLE XI.
                                 MISCELLANEOUS

         Section 11.1 Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

                  if to Parent or Merger Sub, to:

                  The Lubrizol Corporation
                  29400 Lakeland Boulevard
                  Wickliffe, Ohio 44092-2298
                  Attention:  Joseph W. Bauer
                  Facsimile:  440-943-9063

                  with a copy (which shall not constitute notice) to:

                  Thompson Hine LLP
                  3900 Key Center
                  127 Public Center
                  Cleveland, Ohio 44114
                  Attention:  James R. Carlson
                  Facsimile:  216-566-5800

                  if to the Company, to:

                  Noveon International, Inc.
                  9911 Brecksville Road
                  Cleveland, Ohio  44141-3247
                  Attention:  Christopher Clegg, Esq.
                  Facsimile:  216-447-5730

                  with a copy (which shall not constitute notice) to:


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

                  Fried, Frank, Harris, Shriver & Jacobson LLP
                  One New York Plaza
                  New York, New York  1004
                  Attention:  Christopher Ewan, Esq.
                  Facsimile:  (212) 859-4000

or such other address or facsimile number as such party may hereafter specify for by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the telecopy number specified above and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

         Section 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time, such survival being the case prior to the Effective Time irrespective of whether any party undertakes any investigation into the subject matter of any representation or warranty. This Section 11.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. For the avoidance of doubt, the parties agree that the shareholders of the Company will have no liability to Parent or its Affiliates with respect to the transactions contemplated by this Agreement.

         Section 11.3 Amendments No Waivers.

               (a) Any provision of this Agreement may be amended or waived prior to the Effective Time only by amendment or waiver in writing and signed:
(i) in the case of an amendment to this Agreement, by the Company, Parent and Merger Sub or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided however, that any proposed amendment that by Law requires further approval by the shareholders of the Company shall not be effective without such further shareholder approval.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.

         Section 11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 11.5 Transfer Taxes. Subject to Section 2.3(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Parent, Merger Sub or the Surviving Corporation, and such parties shall cooperate with each other in preparing, executing and filing any returns with respect to such Transfer Taxes.

         Section 11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation of this provisions shall be null and void ab initio.

         Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to the conflicts or choice of law principles of those states.

         Section 11.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except with respect to the matters provided in Section 2.3 and
Section 7.1.

         Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 11.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

         Section 11.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

         Section 11.12 Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of

Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United State District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that such party may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party at the applicable address provided in Section 11.1, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process. Each of the parties to this Agreement hereby irrevocably waives any right it may have to trial by jury in any court or jurisdiction in respect to any matter arising out of or relating to this Agreement or the transactions contemplated hereby.

         Section 11.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties, and as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                           THE COMPANY

                           NOVEON INTERNATIONAL, INC.

                           By:   /s/ Steven J. Demetriou
                                ---------------------------------------
                                Name: Steven J. Demetriou
                                Title: President & CEO


                           PARENT

                           THE LUBRIZOL CORPORATION

                           By:   /s/ W. G. Bares
                                ---------------------------------------
                                Name: W. G. Bares
                                Title: Chairman and Chief
                                       Executive Officer


                           MERGER SUB

                           LUBRIZOL ACQUISITION CORPORATION

                           By: /s/ James L. Hambrick
                              -----------------------------------------
                                Name: James L. Hambrick
                                Title: President






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